Exhibit 10.1
     EXECUTION VERSION
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (this “Agreement”), dated as of December 17, 2010 (the “Effective Date”), is made and entered by and between Robert Fisch (the “Executive”) and rue 21, inc., a Delaware corporation (the “Company”).
RECITALS
     A. The Company is engaged primarily in the retail apparel business (the “Business”).
     B. The Company and the Executive entered into an Employment Agreement dated as of January 1, 2008 (the “Original Employment Agreement”), pursuant to which the Company has employed the Executive as its President, Chief Executive Officer and Chairman of the Board.
     C. The Company and the Executive now desire to amend and restate the terms of the Original Employment Agreement in order to assure the continued services of the Executive on the terms set forth below.
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
     1. Employment. The Company shall continue to employ the Executive and the Executive accepts employment by the Company for the period commencing on the Effective Date and ending at the close of business on January 31, 2014, unless sooner terminated in accordance with the provisions of this Agreement (the “Initial Term”). This Agreement may be renewed upon expiration of the Initial Term for successive one year periods (each a “Renewal Period”), on terms and conditions substantially similar hereto or as otherwise agreed to by the Company and the Executive if the Company provides the Executive with a written notice of its intent to renew by July 31 of the last year of the Initial Term (or July 31 of any Renewal Period) and the Executive provides to the Company a written acceptance notice by the following September 30. The Initial Term as so extended by each Renewal Period is hereinafter referred to as the “Term”. Upon expiration of the Term, except as expressly set forth herein, this Agreement and all of its provisions shall terminate and shall cease to have any force or effect. Subject to the Company’s obligation to provide severance benefits as specified herein, the Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason and for any or no cause or reason, at the option of either the Company or the Executive.
     2. Duties.
          (a) During the Term, the Executive shall serve as the President, Chief Executive Officer and, unless applicable law precludes the Chief Executive Officer from also serving as Chairman of the Board, Chairman of the Board of the Company with responsibility for overseeing all aspects of the day to day operations of the Company and with such other authority and duties as may be assigned to him from time to time by the Board of Directors of the Company commensurate with such roles of President and Chief Executive Officer including cooperating with such advisors to the Company as may be engaged by the Board of Directors from time to time.
          (b) During the Term, the Executive shall devote all his working time, attention, skill and efforts to the business and affairs of the Company, will use his best efforts to promote the success of the Company’s business, and shall not enter the employ of or serve as a consultant to, or in any way perform any services, with or without compensation, for, any other person, enterprise, business, company, corporation, partnership, firm, association or organization where such conduct would be inconsistent with, in competition with, or prevent, hinder or restrict the Executive from carrying out, his duties to the Company or which would be otherwise inconsistent with this Section 2(b) or any other provision of this Agreement, in each case, without the prior written consent of the Board of Directors of the Company.
          (c) Nothing in this Agreement shall preclude Executive from devoting time during business hours to (i) personal matters and investments, (ii) professional, educational, philanthropic, public interest, or civic activities, or (iii) serving as a director or member of an advisory committee of any trade association or other entity not in competition with the Company, provided that such activities do not interfere with Executive’s regular performance of his duties and responsibilities hereunder.
          (d) The Company shall use its reasonable best efforts to cause the Executive to continue to be elected as a member of its Board of Directors and, unless applicable law precludes the Chief Executive Officer from also serving as Chairman of the Board, Chairman of the Board throughout the Term.
     3. Compensation and Related Matters.
          (a) Salary. From the Effective Date through January 31, 2011 the Executive shall receive a minimum salary at the rate of $950,000 per annum, payable in accordance with the Company’s policies in effect from time to time, but in any event no less frequently than monthly. For any portion of the period from September 1, 2010 through the Effective Date during which the Executive was receiving a base salary of $875,000 per annum, the Executive shall be entitled to a lump sum cash payment as retroactive base salary in an amount equal to $75,000 multiplied by a fraction the numerator of which is the number of calendar days in the period from September 1, 2010 through the Effective Date during which the Executive was receiving a base salary of $875,000 per annum, and the denominator of which is 365, payable within ten (10) days following the Effective Date. Effective February 1, 2011, the Executive ‘s minimum base salary shall be increased to $975,000 per annum. Thereafter, the Executive’s base salary shall be reviewed annually for increases, but not decreases, by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in its sole discretion. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.
          (b) Bonus.
               (i) In addition to his Base Salary, provided the Executive remains employed by the Company on the last day of the fiscal year for which such Performance Bonus is payable, the Executive shall be entitled to receive an annual performance based bonus comprised of two components based on the Company’s EBITDA performance during the Spring and Fall selling seasons using the same or a substantially similar methodology as used in the past by the Committee (the “Performance Bonus”) for each fiscal year during the Term. The Committee will determine the actual Performance Bonus awarded to the Executive for any fiscal year, provided, however, that such Performance Bonus for fiscal year 2011 shall be targeted at 100% of the Executive’s Base Salary for such fiscal year and shall range from 0% to a maximum of 200% of the Executive’s Base Salary in such fiscal year. The Performance Bonus for fiscal year 2011 will be based on the Company’s actual EBITDA relative to the Company’s bonus plan for such fiscal year. The bonus plan for each fiscal year and season during the Term will be determined by the Executive and the Committee. The Performance Bonus will be payable based upon the respective year’s bonus plan and in accordance with and otherwise conform to the EBITDA Bonus Program for the Corporate Office as adopted by the Committee.
               (ii) The Executive’s Performance Bonus for fiscal years 2012 and 2013 shall be determined by the Committee, provided that the range of Performance Bonus for which the Executive is eligible in such years, as a percentage of the Executive’s Base Salary, shall not be less than the range for fiscal year 2011 (i.e., 0% to 200%).
          (c) Equity Participation.
               (i) On the Effective Date, pursuant to the 2009 Omnibus Incentive Plan (the “Incentive Plan”), the Company shall grant to the Executive an award of time-based restricted stock units (A) to become vested in three equal annual installments on each anniversary of the Effective Date, subject to continued employment on each applicable vesting date, (B) to become fully vested upon a “Change in Control” or upon a termination of the Executive’s employment by the Company without “Cause,” by the Executive for “Good Reason” or as a result of death or “Disability” (each, as defined in Section 4 hereof), (C) to be payable in shares of the Company’s common stock, (C) to have a grant date fair market value of approximately $750,000, and (D) to be subject to such other terms and conditions as are set forth in the Company’s standard form of restricted stock unit award agreement.
               (ii) On the Effective Date, pursuant to the Incentive Plan, the Company shall grant to the Executive a non-qualified stock option to purchase shares of common stock of the Company (A) to become vested in three equal annual installments on each anniversary of the Effective Date, subject to continued employment on each applicable vesting date, (B) to become fully vested and exercisable upon a Change in Control or upon a termination of the Executive’s employment by the Company without Cause, by the Executive for Good Reason or as a result of death or Disability, (C) to have a grant date fair market value (based on a Black-Scholes valuation model) of approximately $750,000, and (D) to be subject to such other terms and conditions as are set forth in the Company’s standard form of non-qualified stock option award agreement.
               (iii) The Executive shall be eligible to participate in any long-term incentive plan offered by the Company to the executive employees of the Company generally, and shall be eligible to receive future equity awards under the Company’s equity plans as in effect from time to time. The level of the Executive’s participation in any such plans shall be determined in the sole discretion of the Committee from time to time.
          (d) Employee Benefits. During the Term, the Executive shall be entitled to participate in or receive benefits under any employee health benefit plan or other arrangement made available by the Company to its senior executives on a basis consistent with the terms, conditions and overall administration of such plan. The Executive shall also be entitled to participate in or receive benefits under any other employee benefit plans, on a basis consistent with the terms, conditions and overall administration of such other employee benefit plans. During the Term, the Company shall provide and pay the entire cost of additional term life insurance coverage for the Executive. The amount of coverage under the additional term life insurance shall equal at least three times the Executive’s Base Salary.
          (e) Expenses. The Company shall reimburse the Executive for all reasonable travel and other reasonable out-of-pocket business expenses incurred by the Executive in the performance of his duties under this Agreement upon evidence of payment and otherwise in accordance with the Company’s procedures in effect from time to time. In addition, during the Term of this Agreement, the Executive shall be provided or reimbursed for financial planning and tax preparation services not to exceed $15,000 per calendar year.
          (f) Vacation; Automobile. The Executive shall be entitled to four weeks paid vacation for each year during the Term in accordance with the Company’s vacation policies in effect for its senior management. Vacation days that are not used within any fiscal year during the Term may not be used in any subsequent fiscal year. The scheduling of such vacation days shall be subject to the mutual agreement of the Board of Directors and the Executive. During the Term, the Company will provide to the Executive an automobile mutually agreed upon by the Executive and the Board of Directors and will pay directly or reimburse the Executive for all insurance and maintenance costs relating to such automobile.
          (g) Certain Housing/Travel Expenses. During the Term, the Company will reimburse the Executive for a mutually agreed upon apartment for a residence in Pittsburgh, Pennsylvania. In addition, during the Term, the Company will reimburse the Executive for all roundtrip airfare between either the greater New York City area (which shall include surrounding areas in the States of New York, New Jersey and Connecticut) and Pittsburgh, Pennsylvania or Miami, Florida and Pittsburgh, Pennsylvania, during the Term of the Agreement. During the Term, the Company also shall reimburse the Executive’s spouse for all roundtrip airfare between either the greater New York City area (which shall include surrounding areas in the States of New York, New Jersey and Connecticut) and Pittsburgh, Pennsylvania or Miami, Florida and Pittsburgh, Pennsylvania, during the Term of the Agreement.
          (h) Attorney’s Fees. The Company will reimburse the Executive for all reasonable, documented attorney’s fees incurred by the Executive in connection with the negotiation and execution by the Executive of this Agreement and the equity award agreements attached as exhibits hereto.

          (i) Deductions and Withholdings. All amounts payable or which become payable hereunder shall be subject to all deductions and withholding required by law.
          (j) Clawback of Incentive-Based Compensation. Notwithstanding any other provision herein to the contrary, any “incentive-based compensation” within the meaning of Section 10D of the Securities Exchange Act of 1934, as amended, shall be subject to clawback by the Company in the manner required by Section 10D(b)(2) of such act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
     4. Termination. This Agreement may be terminated under the following circumstances:
          (a) Death. The Executive’s services hereunder shall terminate upon his death. In the case of the Executive’s death, the Company shall pay to the Executive’s beneficiaries or estate, as appropriate, after his death, (i) his then current accrued and unpaid Base Salary, (ii) the pro rata portion of the Executive’s Performance Bonus for the year in which the Executive’s death occurs (based upon the Performance Bonus for which the Executive is eligible that year, with any discretionary components deemed satisfied to the fullest extent), payable in accordance with Section 3(b) hereof, (iii) the Executive’s unpaid Performance Bonus for the year preceding the year in which the Executive’s death occurs if then due and owing, payable in accordance with Section 3(b) hereof, and (iv) other accrued and vested benefits and payments then due (including, without limitation, life insurance payments and reimbursement of amounts under Sections 3(d) and 3(e) hereof) to which the Executive is entitled hereunder. The Executive and his beneficiaries, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances.
          (b) Disability
               (i) If a Disability (as defined below) of the Executive occurs during the Term, the Company may give the Executive written notice of its intention to terminate his employment. In such event, the Executive’s services with the Company shall terminate on the effective date specified in such notice. In the case of a termination as a result of a Disability, the Company shall pay to the Executive after his termination, (i) his then current accrued and unpaid Base Salary, (ii) the pro rata portion of the Executive’s Performance Bonus for the year in which the Executive’s Disability occurs (based upon the Performance Bonus for which the Executive is eligible that year, with any discretionary components deemed satisfied to the fullest extent) payable in accordance with Section 3(b) hereof, (iii) the Executive’s unpaid Performance Bonus for the year preceding the year in which the Executive’s Disability occurs if then due and owing, payable in accordance with Section 3(b) hereof, and (iv) other accrued and vested benefits and payments then due (including, without limitation, long- or short-term disability benefits and reimbursement of amounts under Sections 3(d) and 3(e) hereof) to which the Executive is entitled hereunder. The Executive and his beneficiaries, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances.
               (ii) For the purpose of this subsection 4(b), “Disability” shall mean the Executive’s inability to perform his duties to the Company on a full-time basis, either with or without reasonable accommodation, as defined in the Americans with Disabilities Act, for 120 consecutive days or a total of 180 days in any twelve month period as reasonably determined by the Board of Directors of the Company.
          (c) Termination by the Company for Cause. The Company may terminate the Executive’s services hereunder for Cause (as defined below) at any time upon written notice to the Executive. In such event, the Executive’s services shall terminate on the effective date specified in such notice. In the case of the Executive’s termination for Cause, the Company shall promptly pay to the Executive his then current accrued and unpaid Base Salary, reimbursement of amounts under Sections 3(d) and 3(e) hereof to which the Executive is entitled hereunder and other accrued and vested benefits then due hereunder. The Executive and his beneficiaries shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s services hereunder in the event of (A) acts or omissions by the Executive which constitute intentional misconduct or a knowing violation of a material written policy, of the Company, (B) the Executive personally receiving a benefit in money, property or services from the Company or from another person dealing with the Company, in knowing violation of applicable law or a violation of material written Company policy, (C) an act of fraud, conversion, misappropriation, or embezzlement by the Executive or his conviction of, or entering a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment, (D) an act of moral turpitude adversely affecting the ability of the Executive to perform his duties hereunder, (E) alcohol or controlled substance abuse, (F) reckless disregard in the performance of the Executive’s duties, (G) the commission in bad faith by the Executive of any act which injures or could reasonably be expected to injure the reputation, business or business relationships of the Company, (H) a material breach by the Executive of any of the provisions of Section 7 or 8 hereof or (I) any other breach by the Executive of this Agreement in any material respect, which continues uncured for thirty (30) days after receipt by the Executive of written notice of breach from the Company, provided, however, the Company shall not be permitted to terminate the Executive for Cause pursuant to subsections (B), (E) or (H) of this Section 4(c) if the Company shall not have previously provided the Executive with a one-time only written notice from the Company that the Executive committed any act set forth in subsections (B), (E) or (H) which Executive failed to cure within thirty (30) days following receipt of such notice.
          (d) Termination by the Executive Without Good Reason
               (i) The Executive may terminate his employment hereunder for other than Good Reason (as defined below), provided that Executive first gives the Company a written notice of termination at least 30 calendar days prior to the effective date of any such termination. In the event the Executive terminates his employment for other than Good Reason, the Company shall pay to the Executive his then current accrued and unpaid Base Salary and other accrued and vested benefits and payments then due (including, without limitation, reimbursement of amounts under Sections 3(d) and (e) hereof) to which the Executive is entitled hereunder and the Executive shall have 60 days from the date of delivery of such notice to exercise any vested and exercisable options (but in no event may such exercise occur beyond the original expiration date of such options) under the Company’s equity plans then in effect. The Executive and his beneficiaries, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstance.
               (ii) For purposes of this Agreement, “Good Reason” means, other than with the Executive’s consent, (A) the removal of the Executive from, or the failure to reappoint Executive to, the position the Executive held with the Company pursuant to this Agreement (other than for Cause, death or Disability, or in the case of the Executive’s position as Chairman of the Board, as required by applicable law), (B) any material decrease or other material adverse change in the duties and responsibilities of the Executive below his duties and responsibilities contemplated in Section 2(a) hereof; provided that the Company may appoint a Chief Operating Officer having such duties as are customary for such position, which position shall report to the Executive, and such appointment shall not constitute Good Reason hereunder, (C) the failure to continue to elect the Executive to the Board of Directors or removal of the Executive from the Board of Directors at any time during the Term (other than for Cause, death or Disability, or as required by applicable law), (D) any other material breach by the Company of this Agreement, and which, with respect to clauses (B) and (D) hereof, continues uncured for thirty (30) days after receipt by the Company of written notice of breach from the Executive or (E) a Change in Control of the Company, provided, however, that in the event of a Change in Control of the Company, the Executive shall be required to remain with the Company for a period of six months following the Change in Control prior to Executive having a right to terminate for Good Reason hereunder solely by reason of such Change in Control and provided, further, that notwithstanding the occurrence of a Change in Control, the Executive shall have Good Reason if, following such change in Control, any of the circumstances set forth in clauses (A), (B), (C) or (D) exists and, which, with respect to clauses (B) and (D) hereof, continues uncured for thirty (30) days after receipt by the Company of written notice of breach from the Executive. For purposes of this Agreement, “Change in Control” means, other than with the Executive’s consent, the occurrence of any of the following events:
               (A) the Company is merged, consolidated or reorganized into or with another Company or other entity and, as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board of Directors (the “Voting Stock”) of such Company or other entity immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; or
               (B) the Company sells or otherwise transfers all or substantially all of its assets or capital stock to another company or other entity or person, and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding voting stock of such company or other entity or person is held in the aggregate by the holders of the Voting Stock of the Company immediately prior to such sale or transfer; or
               (C) “any “person” or “persons” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) other than APAX Partners LP and its affiliates (“APAX”), becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities.

          (e) Termination by the Company Without Cause. The Company may terminate the Executive’s services hereunder without Cause at any time by giving the Executive not less than ninety days’ prior written notice of termination. In such event, the Executive’s employment hereunder shall terminate on the effective date specified in the notice. At any time during the notice period, the Company may relieve the Executive, or the Executive may surrender and thereupon be relieved of, his day-to-day duties as President, Chief Executive Officer and Chairman of the Board of the Company, provided that the Executive’s compensation hereunder shall continue through the effective date of termination. In the event the Executive’s services hereunder are terminated by the Company without Cause, provided that the Executive enters into a Separation Agreement and Release of the Company and related parties substantially similar to the form attached hereto as Exhibit A (which shall be executed, delivered and no longer subject to revocation, if applicable, within sixty (60) days following such termination), the Company shall: (i) pay the Executive an amount equal to two (2) times his Base Salary in effect on the effective date of termination plus two (2) times the greater of (x) his Performance Bonus target for the year in which such termination occurs and (y) the average of his actual Performance Bonus earned for the two years immediately preceding the year in which such termination occurs, and (ii) subject to the Executive’s timely election pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the Executive’s continued copayment of the applicable premiums at the active employee rates, provide the benefits set forth in Section 3(d) hereof then provided to the Executive for a period of twenty-four (24) months following the Executive’s termination pursuant to this Section 4(e), provided that, to the extent such continuation of one or more benefits is not permitted by the Company’s benefit plans, the Company shall pay to the Executive a reasonably equivalent value to such benefits in cash on the same schedule as such benefits otherwise would have been provided had such continuation been permitted during the twenty-four (24)-month period following such termination. The entire amount payable under subsection (i) above shall be paid to the Executive in one lump sum payment on the sixtieth (60th) day after the effective date of termination. In addition, the Executive shall be deemed fully vested, as of the effective date of such termination, in all accrued benefits under all retirement plans for which the Executive is eligible and has participated, and all such accrued benefits shall be calculated, for all purposes, as if the Executive were credited, as of the effective date of termination, with two additional years of age and/or service to the Company. Further, the Company shall reimburse the Executive for any amounts then due pursuant to Section 3(e) hereof and shall pay the Executive’s unpaid Performance Bonus for the year preceding the year in which the Executive’s termination occurs if then due and owing in accordance with the provisions of Section 3(b) hereof, and the Executive shall have 90 days from the date of delivery of such termination notice to exercise any vested and exercisable options (but in no event may such exercise occur beyond the original expiration date of such options) the Company’s equity plans then in effect. The Executive and his beneficiaries, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances.
          (f) Termination by the Executive For Good Reason. The Executive may terminate his employment hereunder for Good Reason by giving the Company not less than ninety days prior written notice of termination. In such event, the Executive’s employment hereunder shall terminate on the date specified in the notice. At any time during the notice period, the Company may relieve the Executive, or the Executive may surrender and thereupon be relieved of, his day-to-day duties as President, Chief Executive Officer and Chairman of the Board of the Company, provided that the Executive’s compensation hereunder shall continue through the effective date of termination. In the event the Executive terminates his employment for Good Reason, provided that the Executive enters into a Separation Agreement and Release of the Company and related parties substantially similar to the form attached hereto as Exhibit A (which shall be executed, delivered and no longer subject to revocation, if applicable, within sixty (60) days following such termination), the Company shall: (i) pay the Executive an amount equal to two (2) times his Base Salary in effect on the effective date of termination plus two (2) times the greater of (x) his Performance Bonus target for the year in which such termination occurs and (y) the average of his actual Performance Bonus earned for the two years immediately preceding the year in which such termination occurs, and (ii) subject to the Executive’s timely election pursuant to COBRA and the Executive’s continued copayment of the applicable premiums at the active employee rates, provide the benefits set forth in Section 3(d) hereof then provided to the Executive for a period of twenty-four (24) months following the Executive’s termination pursuant to this Section 4(f), provided that, to the extent such continuation of one or more benefits is not permitted by the Company’s benefit plans, the Company shall pay to the Executive a reasonably equivalent value to such benefits in cash on the same schedule as such benefits otherwise would have been provided had such continuation been permitted during the twenty-four (24)-month period following such termination. The entire amount payable under subsection (i) above shall be paid to the Executive in one lump sum payment on the sixtieth (60th) day after the effective date of termination. In addition, the Executive shall be deemed fully vested, as of the effective date of such termination, in all accrued benefits under all retirement plans for which the Executive is eligible and has participated, and all such accrued benefits shall be calculated, for all purposes, as if the Executive were credited, as of the effective date of termination, with two additional years of age and/or service to the Company. The Executive shall have 90 days from the date of delivery of such termination notice to exercise any vested and exercisable options (but in no event may such exercise occur beyond the original expiration date of such options) the Company’s equity plans then in effect. Further, the Company shall reimburse the Executive for any amounts then due pursuant to Section 3(e) hereof and shall pay the Executive’s unpaid Performance Bonus payment for the year preceding the year in which the Executive terminates his employment for Good Reason if then due and owing in accordance with the provisions of Section 3(b) hereof. The Executive and his beneficiaries, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances.
          (g) Failure to Renew Agreement. The Executive and his beneficiaries, shall be entitled to no compensation or benefits under this Agreement, following, or as a result of the failure by the Executive to renew this Agreement pursuant to Section 1. In the event the Company elects not to renew this Agreement pursuant to Section 1, provided that the Executive enters into a Separation Agreement and Release of the Company and related parties substantially similar to the form attached hereto as Exhibit A (which shall be executed, delivered and no longer subject to revocation, if applicable, within sixty (60) days following such termination), the Company shall: (i) pay the Executive an amount equal to twenty-four (24) months of his Base Salary in effect on the date of the end of the Term in which the Company elected not to renew the Agreement pursuant to this Section 4(g) and (ii) subject to the Executive’s timely election pursuant to COBRA and the Executive’s continued copayment of the applicable premiums at the active employee rates, continue to provide the benefits set forth in Section 3(d) hereof then provided to the Executive, for a period of twenty-four (24) months following the end of the term in which the Company elected not to renew this Agreement pursuant to this Section 4(g). The entire amount payable under subsection (i) above shall be paid to the Executive in one lump sum payment on the sixtieth (60th) day after the effective date of termination. In addition, the Company shall reimburse the Executive for any amounts then due pursuant to Section 3(e) hereof. The Executive and his beneficiaries, shall be entitled to no other compensation under this Agreement following, or as a result of, the Company’s failure to renew this Agreement.
          (h) Certain Tax Consequences.
               (i) If payments or benefits received or to be received by the Executive in connection with or contingent on a change in ownership or control of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), whether or not in connection with the Executive’s termination of employment, and whether or not pursuant to this Agreement (collectively, the “Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be reduced to the Reduced Amount (as defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax or (y) the largest portion, up to and including all, of the Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, such reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards.
               (ii) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the change in ownership or control of the Company shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control of the Company resulting in the Payments, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
               (iii) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which Executive’s right to the Payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or the Executive. If the accounting firm determines that no Excise Tax is payable with respect to the Payments, either before or after the application of the Reduced Amount, it shall furnish to Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payments. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

          (i) Other Obligations. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from the Board of Directors of the Company and any other position as an officer, director or fiduciary of any Company-related entity.
     5. Inclusion of Executive’s Shares in Offering, “Piggy-Back” Registration Rights. If at any time or times after the Effective Date, the Company proposes for any reason to register any shares of its capital stock for public sale under the Securities Act of 1933, as amended (whether in connection with a public offering of securities by the Company, a secondary offering of securities by stockholders of the Company, or both), the Company will promptly give written notice thereof to the Executive, such notice to include a brief description of the proposed registration and offering including the total proposed size, other anticipated selling shareholders, identity of the underwriter (if any), and anticipated range of offering prices. Within ten (10) days after receipt of such notice, the Executive may elect in writing to include a portion of his Company shares (including all vested options to purchase shares) for sale and registration in such proposed offering, in which case the Company will effect the registration under the Securities Act of 1933 of all such shares (and options) requested by the Executive up to that number of the Executive’s shares (including options) that bears the same proportion to the total number of shares (and options) held by the Executive as the number of APAX shares included in such registration bears to the total number of shares held by APAX; provided, however, that, notwithstanding the number of the Executive’s shares included in such registration, in no event shall the number of the Executive’s shares (and options) eligible for sale in such offering exceed one-third of the total number of shares (and options) held by the Executive. Following completion of such registration and offering, all of the Executive’s shares that were included in such registration, but not eligible for sale in such offering, shall become eligible for sale (pursuant to such registration) in two equal annual installments on each of the first and second anniversaries of the completion of such registration and offering, in each case, subject to the other applicable provisions of this Section 5. In the case of the registration of shares of the Company in connection with an underwritten public offering, the Company shall not be required to include any shares of the Executive unless the Executive accepts the standard and customary terms of the underwriting as reasonably agreed upon by the Company, APAX and the managing underwriter(s) for such offering. The Company will bear all costs associated with the inclusion of the Executive’s shares in any such offering with the sole exception of any applicable underwriting commissions or discounts. The provisions of this Section 5 shall survive any termination of this Agreement and termination of the Executive’s employment with the Company. Notwithstanding any other provision of this Section 5, at all times during the Term, the Executive agrees to hold shares of the Company (including all vested options to purchase shares) having a fair market value of not less than two (2) times the Executive’s Base Salary and Performance Bonus target.
     6. Internal Revenue Code Section 409A. The parties hereto intend that all payments and benefits to be made or provided to the Executive hereunder and under any Plan (as identified in clause (f) below) will be paid or provided in compliance with all applicable requirements of Code Section 409A (as defined in clause (f) below), and the provisions of this Agreement and of each Plan (to the extent they relate to the Executive’s entitlements under such Plan) shall be construed and administered in accordance with such intent. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement, or (where applicable) any provision in any Plan, to the contrary.

          (a) All payments to be made to the Executive hereunder or under any Plan, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified herein or in any Plan for such payments to be made, except as otherwise permitted or required under Section 409A.
          (b) The date of the Executive’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as of the date of Executive’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to the Executive hereunder and under any Plan upon Executive’s termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A.
          (c) To the extent any payment or delivery otherwise required to be made to the Executive hereunder or under any plan on account of Executive’s separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if the Executive is a “specified employee” under Section 409A at the time of Executive’s separation from service, then such payment and delivery shall not be made until the first business day after the earlier of (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) the date of his death (such first business day, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid or delivered to the Executive or, if the Executive has died, to Executive’s estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence.
          (d) In the case of any amounts payable to the Executive under this Agreement, or under any plan, that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), (A) the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii), and (B) to the extent any such existing Plan does not already so provide, it is hereby amended to so provide, with respect to amounts that may become payable to the Executive thereunder.
          (e) The Company agrees that at all times during the Term, it will use its reasonable best efforts to maintain each plan in documentary and operational compliance with all requirements under Section 409A, in so far as such requirements are applicable to the payments or benefits to be made or provided to the Executive under such plan. The Company further agrees that to the extent permitted under Section 409A, this Agreement, and the terms of any Plan (to the extent they relate to the Executive’s entitlements under such Plan) shall be modified, as reasonably requested by the Executive, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Section 409A in connection with, the benefits and payments to be provided or paid to the Executive hereunder or under such Plan. Any such modification shall maintain the original intent and economic benefit to the Executive of the applicable provision of this Agreement or such Plan, to the maximum extent possible without violating any applicable requirement of Section 409A. Any such modification to the terms of any Plan may be made by means of a separate written agreement between the Company and the Executive so as to limit the applicability of each modification to just the payments or benefits to be provided to the Executive under such Plan.
          (f) For purposes of the foregoing, the following terms shall have the following meanings:
               (i) “Plan” shall mean any plan, program, agreement (other than this Agreement, but including the exhibits hereto) or other arrangement maintained by the Company or any of its affiliates that is a “nonqualified deferred compensation plan” within the meaning of Section 409A and under which any payments or benefits are to be made or provided to the Executive, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A after taking into account all exclusions applicable to such payments under Section 409A.
               (ii) “Section 409A” shall mean Section 409A of the Code, the regulations issued thereunder and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same.
          (g) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to March 15 of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
          (h) The Executive acknowledges and agrees that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by the Executive under Section 409A is solely the responsibility of the Executive provided that the Company complies with its obligations as set forth herein. The Company shall be deemed to have complied with its obligations for purposes of this Section 6(h) if it has made a good faith attempt to comply with Section 409A, and the Company shall be deemed to have acted in good faith for such purpose if it reasonably relies upon the advice of tax counsel.
     7. Confidential and Proprietary Information
          (a) The parties agree and acknowledge that during the course of the Executive’s employment, the Executive has been given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other form regarding the Company (which includes but is not limited to all of its business units, divisions and subsidiaries) and its business, including, without limitation, the Company’s business methods, practices, strategies, forecasts, pricing, and marketing techniques; the amounts paid to the Company’s licensors, vendors and other suppliers; the identities of the Company’s key sales representatives and personnel and other employees; advertising and sales materials; and other facts and financial and other business information concerning or relating to the Company and its business, operations, financial condition, results of operations and prospects. The Executive expressly agrees to use such trade secrets and confidential information only for purposes of carrying out his duties for the Company, and not for any other purpose, including, without limitation, not in any way or for any purpose detrimental to the Company. The Executive shall not at any time, either during the course of his employment hereunder or during the two years after the termination of such employment, use for himself or others, directly or indirectly, any such trade secrets and confidential information, and, except as required by law, the Executive shall not disclose such trade secrets and confidential information, directly or indirectly, to any other person or entity. Trade secret and confidential information hereunder shall not include any information which (i) is already in or subsequently enters the public domain, other than as a result of any direct or indirect action or inaction by the Executive, (ii) becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source is not subject to a confidentiality agreement or other obligation of secrecy or confidentiality (whether pursuant to a contract, legal or fiduciary obligation or duty or otherwise) to the Company or any other person or entity or (iii) is approved for release by the Company or which the Company makes available to third parties without an obligation of confidentiality.
          (b) All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which the Executive shall prepare or receive in the course of his employment with the Company and which relate to or are useful in any manner to the business now or hereafter conducted by the Company are and shall remain the sole and exclusive property of the Company, provided, however, nothing herein shall prohibit the Executive from retaining, for his records only, a copy of any information relating to his compensation and benefits, including copies of any benefit plans under which he is a participant. The Executive shall not remove from the Company’s premises any such physical property, the original or any reproduction of any such materials nor the information contained therein except for the purposes of carrying out his duties to the Company and all such property (except for any items of personal property not owned by the Company), materials and information in his possession or under his custody or control upon the termination of his employment shall be immediately turned over to the Company.
          (c) The provisions of this Section 7 shall survive any termination of this Agreement and termination of the Executive’s employment with the Company.
     8. No Solicitation and Non-Competition.
          (a) The Executive acknowledges and agrees that he has gained and during the time of his employment with the Company, will gain, valuable information about the identity, qualifications and on-going performance of the employees of the Company. During the two-year period commencing on the date of the termination of the Executive’s employment with the Company, the Executive shall not directly or indirectly (i) hire, employ, offer employment to, or seek to hire, employ or offer employment to, any of the Company’s (A) current employees or (B) former employees in senior management or field organization positions who have been employed by the Company within one year prior to any such hiring or solicitation thereof by the Executive, (ii) solicit or encourage any such employee to seek or accept employment with any other person or entity or (iii) disclose any information, except as required by law, about such employee to any prospective employer.
          (b) In addition, during the Executive’s employment hereunder and for a period of two years thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form (a “Person”), engaged in competition with the Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have actively planned, on or prior to such date, to be engaged in on or after such date, in any locale of the United States in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than three percent (3%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Executive has no active participation in the business of such corporation. For purposes of this Section 8(b), a Person engaged “in competition with” the Company or any of its subsidiaries or affiliates shall mean any Person that is materially engaged in the business of teen specialty apparel retailing.
          (c) The provisions of this Section 8 shall survive any termination of this Agreement and the termination of Executive’s employment with the Company.
     9. Injunctive Relief. The Executive and the Company (a) intend that the provisions of Sections 7 and 8 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Sections 7 and 8 are reasonable and necessary to protect the legitimate interests of the Company and its business and (c) agree that any violation of Sections 7 or 8 will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to the Company for such a violation. Accordingly, the Executive agrees that if the Executive violates the provisions of Sections 7 or 8, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.
     10. Assignment; Successors and Assigns. The Executive agrees that he shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under this Agreement, nor shall the Executive’s rights hereunder be subject to encumbrance of the claims of creditors. Any purported assignment, transfer, delegation, disposition or encumbrance in violation of this Section 10 shall be null and void and of no force or effect. Nothing in this Agreement shall prevent the consolidation or merger of the Company with or into any other entity, or the sale by the Company of all or any portion of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any affiliated entity and, subject to the Executive’s right to terminate for Good Reason, the Executive hereby consents to any and all such assignments. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and, except as expressly provided herein, no other person or entity shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.
     11. Governing Law, Jurisdiction and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania without regard to the conflicts of law principles thereof. Suit to enforce this Agreement or any provision or portion thereof may be brought in any court of competent jurisdiction.
     12. Severability of Provisions. In the event that any provision or any portion thereof should ever be adjudicated by a court of competent jurisdiction to exceed the time or other limitations permitted by applicable law, as determined by such court in such action, then such provisions shall be deemed reformed to the maximum time or other limitations permitted by applicable law, the parties hereby acknowledging their desire that in such event such action be taken. In addition to the above, the provisions of this Agreement are severable, and the invalidity or unenforceability of any provision or provisions of this Agreement or portions thereof shall not affect the validity or enforceability of any other provision, or portion of this Agreement, which shall remain in full force and effect as if executed with the unenforceable or invalid provision or portion thereof eliminated. Notwithstanding the foregoing, the parties hereto affirmatively represent, acknowledge and agree that it is their intention that this Agreement and each of its provisions are enforceable in accordance with their terms and expressly agree not to challenge the validity or enforceability of this Agreement or any of its provisions, or portions or aspects thereof, in the future.
     13. Warranty. As an inducement to the Company to enter into this Agreement, the Executive represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise, on his power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder.
     14. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:
          (a) if to the Company:
rue 21, inc.
800 Commonwealth Drive, Suite 100
Warrendale, PA 15086
Attention: Compensation Committee of the Board of Directors
c/o Corporate Secretary
Fax: (724) 776-9852

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: Joshua N. Korff, Esq. and Howard M. Klein, Esq.
Fax: (212) 446-4900
          (b) if to the Executive. to:
203 Adams Pointe Blvd., Apt. #7
Mars, PA 16046
Attention: Robert Fisch
with a copy to:
Dinsmore & Shohl, LLP
255 E Fifth Street, Suite 1900
Cincinnati, OH 45202
Attention: Calvin D. Buford
Fax: (513) 977-8141
or to such other place and with such other copies as either party may designate as to itself or himself by written notice to the others.
     15. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
     16. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same Agreement.
     17. Entire Agreement. The terms of this Agreement and the exhibits attached hereto are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and supersede, and may not be contradicted by, modified or supplemented by, evidence of any prior or contemporaneous agreement (including, without limitation, the Original Employment Agreement). The parties further intend that this Agreement shall constitute the complete and exclusive statements of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.
     18. Amendments: Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Company and signed by the then existing parties hereto. As an exception to the foregoing, the parties acknowledge and agree that the Company shall have the right, in its sole discretion, to reduce the scope of any covenant or obligation of the Executive set forth in Sections 7 or 8 of this Agreement or any portion thereof, effective immediately upon receipt by the Executive of written notice thereof from the Company. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.
     19. Representation of Counsel; Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm’s-length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to any party.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date and year first above written.

rue 21, inc.
By:	/s/ Keith McDonough
	Name:	Keith McDonough
	Title:	Senior Vice President and Chief Financial Officer

EXECUTIVE
By:	/s/ Robert Fisch
	Name:	Robert Fisch

Signature Page to Amended and Restated Employment Agreement

EXHIBIT A
SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Release”) is entered into by Robert Fisch (“Executive”) and rue 21, inc., a Pennsylvania corporation (the “Company”).
     Executive and the Company desire to settle fully any and all matters between them, including, but not limited to, any matters relating to Executive’s employment with the Company, Executive’s Amended and Restated Employment Agreement with the Company, dated as of December ____, 2010, a copy of which is attached hereto and is hereby incorporated by reference herein (“Employment Agreement”), and the termination of Executive’s employment. Therefore, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Executive and the Company agree as follows:
     1. Termination of Employment. Executive’s employment with the Company is terminated effective ___________ (“Termination Date”). Executive waives and releases any claim that he has or may have to reemployment with the Company, or any of its parent companies, subsidiary companies, affiliates, successors or assigns.
     2. Employment Agreement. The Company will provide termination payments and benefits as of the Termination Date as provided in Section 4 of Executive’s Employment Agreement. Executive agrees to comply with all of his or her continuing obligations under the Employment Agreement, including without limitation Sections 7 and 8 of the Employment Agreement. Executive will not seek any further compensation or benefits from the Company, or any of its parent companies, subsidiary companies, affiliates, successors or assigns, except as expressly provided in the Employment Agreement. Any rights Executive may have to equity compensation and/or stock options are governed by the terms and conditions of the applicable equity compensation plan under which such equity awards were granted and the applicable award documentation relating to such awards.
     3. No Authority. Executive understands and agrees that effective on the Termination Date, Executive is no longer authorized to incur any expenses, obligations, or liabilities on behalf of the Company.
     4. Release. As a material inducement to the Company to enter into the Employment Agreement and to receive the termination payments provided in Section 4 thereof, Executive hereby forever releases and discharges the Company, its parent, subsidiaries, owners, affiliates, divisions, shareholders, directors, officers, members, partners, business associations, agents, current and former employees, attorneys, related companies, predecessors, successors and assigns (collectively “Released Parties”), and each of them, of and from any and all charges, complaints, claims, or liabilities (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, or any state law tort claim, or any federal, state, or other governmental statute, regulation, or ordinance, including, but not limited to, claims under Title

VII of the Civil Rights Act of 1964 or the Age Discrimination in Employment Act, 29 U.S.C. §§ 62 1-634, which Executive now has or claims to have, or which Executive at any time heretofore had or claimed to have, against each or any of the Released Parties; provided, however, Executive specifically does not release (a) any rights under the Age Discrimination in Employment Act arising after the Effective Date of this Release, (b) any claims to enforce this Release or any claims which Executive is precluded from waiving by operation of law, (c) any entitlement executive may have to indemnification from the Company for actions taken in his capacity as an employee, officer or director of the Company for which indemnification is provided pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Bylaws of the Company currently in effect, any applicable insurance policy of the Company or otherwise provided by law, and (e) [Describe any reasonable non-employment related claim against the Company alleged by the Executive in good faith to be outstanding on the date of this Release]. Notwithstanding the foregoing, the parties acknowledge that any continuing obligations under the Employment Agreement remain in full force and effect, including, without limitation, the Company’s and the Executive’s obligations described in Section 2 of this Release and the Executive’s obligations set forth in Sections 7 and 8 of the Employment Agreement.
     5. No Claims. Executive represents that Executive has not filed any complaints, charges, or lawsuits with any local, state, or federal agency or court against the Company or any of the Released Parties, that Executive will not do so at any time based upon any matter that he or she released in Paragraph 4 hereof that arose on or before the execution of this Release, and that if any such agency or court assumes jurisdiction of any such charge, complaint, or lawsuit against the Company or any of the Released Parties on behalf of Executive, Executive will request such agency or court to withdraw from the matter.
     6. Consultation with Counsel. Executive agrees that Executive fully understands Executive’s right to discuss all aspects of this Release with Executive’s attorney, that the Company encourages Executive to consult with legal counsel, that Executive has carefully read and fully understands all the provisions of this Release, and that Executive is knowingly and voluntarily entering into this Release.
     7. No Representations. Executive represents and acknowledges that, in signing this Release, Executive does not rely, and has not relied, upon any representation or statement made by any of the Released Parties or by any of the Released Parties’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise.
     8. Acceptance and Revocation. Executive agrees that this Release was presented to Executive for review and consideration on _______________ (“Review Date”). Executive understands that Executive has [twenty-one (21)/forty-five (45)] days from the Review Date within which to decide whether to execute this Release and return it to the Company. If Executive does not return this Release to the Company fully executed within [twenty-one (21)/forty-five (45)] days of the Review Date, any offer implied by the representation of this Release for Executive’s review and consideration is withdrawn in its entirety at that time. Executive further understands that Executive has seven (7) days after execution of this Release within which to provide the Company with written notice of revocation of this Release (“Revocation Period”). If said written notice of revocation is not received by the Company by the close of business on the seventh day following Executive’s signing of this Release, Executive agrees that this Release shall be final, binding, and irrevocable. If Executive does exercise his or her right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments to Executive as set forth in this Release.
     9. Notices. The executed copy of this Release and/or any written notices should be provided to:
rue 21, inc.
800 Commonwealth Drive, Suite 100
Warrendale, PA 15086
Attn: Secretary
     10. Effective Date. This Release shall not become effective in any respect until the Revocation Period has expired without notice of revocation. In the absence of Executive’s revocation of this Release, the eighth day after Executive’s signing of this Release shall be the “Effective Date” of this Release.
     11. No Admissions. This Release shall not in any way be construed as an admission by the Company that it has acted wrongfully or breached any Release with respect to Executive or any other person, or an admission of any acts of discrimination whatsoever against Executive, and the Company specifically disclaims any liability to or discrimination against Executive, on the part of itself, its employees, its agents or its affiliates.
     12. Executive Breach. Executive agrees that, in the event Executive breaches any provision of this Release, Executive agrees to indemnify the Company and the Released Parties against all liability, costs and expenses, including reasonable attorney’s fees, and will reimburse the Company for all benefits paid to-Executive pursuant to-this Release.
     13. Sole and Entire Agreement. The Release, including the Employment Agreement, constitutes the entire agreement of the parties, and fully supersedes any and all prior and contemporaneous agreements or understandings between the parties. This Release may be amended or modified only by an agreement in writing and signed by both parties.
     14. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflict of laws.
     15. Severability. If any provision of this Release or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Release and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.
     16. Survival of Provisions. Notwithstanding any other provision of this Release, the parties’ respective rights and obligations under Sections 4, 7 and 8 of the Employment Agreement will survive any termination or expiration of this Release or the termination of Executive’s employment for any reason whatsoever.
     17. Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.
     PLEASE READ AND CONSIDER THIS RELEASE CAREFULLY BEFORE SIGNING IT. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Signature:
Robert Fisch
Date:

Witnessed:
Name:
Date:

rue 21, inc.
By
Title
Date:

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